Exhibit 99.4

SONIC AUTOMOTIVE, INC.

OFFER TO EXCHANGE

9.0 % Senior Subordinated Notes Due 2018, Series B,
Which Have Been Registered Under The Securities Act of 1933, As Amended
For Any And All Outstanding
9.0% Senior Subordinated Notes Due 2018, Series A,
Which Have Not Been Registered Under The Securities Act of 1933, As Amended

To Registered Holders:

We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by Sonic Automotive, Inc. (the “Company”) to exchange up to $210,000,000 aggregate principal amount of its new 9.0% Senior Subordinated Notes due 2018, Series B (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $210,000,000 aggregate principal amount of its new 9.0% Senior Subordinated Notes due 2018, Series A (the “Old Notes”) upon the terms and subject to the conditions set forth in the Prospectus, dated               , 2010, and the related Letter of Transmittal.

Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2010;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder from Beneficial Owner; and

5.	Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such clients’ instruction with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON               , 2010, UNLESS EXTENDED.

The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) any New Notes acquired in exchange for Old Notes tendered in the Exchange Offer hereby will have been acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the undersigned, (ii) neither the holder of such Old Notes nor any such other person is engaged in, or intends to engage in, a distribution of such New Notes, or has an arrangement or understanding with any person to participate in the distribution of such New Notes or in the exchange offer for the purpose of distributing the New Notes, is not a broker-dealer tendering Old Notes acquired directly from the Company for its own account, and (iii) neither the holder of such Old Notes nor any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), of the Company or, if such holder or any such other person is an “affiliate”, that such holder or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer (whether or not it is also an “affiliate” of the Company or any of the guarantors within the meaning of Rule 405 under the Securities Act), it must also represent that such Old Notes held by the broker-dealer are held only as a nominee or that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes issued in the Exchange Offer. By so acknowledging and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Old Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. Holders who tender their Old Notes for New Notes will not be obligated to pay any transfer taxes in connection with the exchange, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, U.S. Bank National Association, in the manner set forth below.

By Messenger, Mail, or Overnight Delivery:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Specialized Finance

Facsimile Transmission:
(651) 495-8158 (MN)

Confirm by Telephone:
(800) 934-6802 (MN)

Very truly yours,

SONIC AUTOMOTIVE, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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